Exhibit 99.2

Summary of Our Properties

Overview

We are primarily committed to drilling developmental oil wells in the Permian Basin and the Giddings Area. In addition to our developmental drilling, we also remain committed to exploring for oil and gas reserves in areas that we believe offer us exceptional opportunities for reserve growth.

Permian Basin

The Permian Basin is a sedimentary basin in West Texas and Southeastern New Mexico known for its large oil and gas deposits from the Permian geologic period. The Permian Basin is characterized by an extensive production history, mature infrastructure, long reserve life, multiple producing horizons and enhanced recovery potential. Although many fields in the Permian Basin have been heavily exploited in the past, higher product prices and improved technology (including deep horizontal drilling) continue to attract high levels of drilling and recompletion activities. We gained a significant position in the Permian Basin in 2004 when we acquired Southwest Royalties, Inc. This acquisition provided us with an inventory of potential drilling and recompletion activities. Our activities are concentrated in the following areas where we spent $199.6 million in 2010 on drilling, completion, leasing and acquisition activities in the Permian Basin and currently plan to spend $295.3 million in 2011.

Wolfberry

Our primary focus in the Permian Basin is the drilling of Wolfberry wells in the Midland Basin. Wolfberry is a term applied to the combined production from the Spraberry and Wolfcamp formations, which are generally found at depths from 7,500 feet to 10,500 feet. We have over 20,000 net acres in Andrews County, Texas on which we have drilled more than 130 wells to date and have identified more than 200 additional drill sites, 67 of which are classified as proved undeveloped locations as of December 31, 2010. We spent approximately $145 million, or approximately 50% of our total 2010 capital expenditures, on Wolfberry drilling and completion activities during fiscal 2010 and currently plan to drill and complete over 150 Wolfberry wells during fiscal 2011 at an estimated cost of $266.5 million, or approximately 70% of our total 2011 budgeted capital expenditures, net to our working interest.

Fuhrman-Mascho Field

We also resumed a drilling program in the Fuhrman-Mascho Field in Andrews County, Texas beginning in July 2009. Wells in the Fuhrman-Mascho Field produce from the San Andres formation, a reservoir comprised of fractured carbonate sediments found at a depth of approximately 4,300 feet. We drilled and completed six wells during fiscal 2010. We currently plan to drill eight additional wells during fiscal 2011.

New Mexico

We currently plan to drill development wells in Eddy County, New Mexico targeting the Yeso, San Andres and Grayburg formations. The San Andres-Grayburg is a mixed clastic and carbonate reservoir from 2,300 to 3,800 feet in the Loco Hills area of New Mexico. The Yeso is a dolomite formation found from 3,800 to 4,200 feet. We plan to drill 19 developmental wells in this area during fiscal 2011.

Giddings Area

Prior to 1998, we concentrated our drilling activities in an oil-prone area that we refer to as the Giddings Area. Most of our wells in the Giddings Area were drilled as horizontal wells, many with multiple laterals in different producing horizons, including the Austin Chalk, Buda and Georgetown formations. Hydrocarbons are also encountered in the Giddings Area from other formations, including the Cotton Valley, Bossier and Eagle Ford Shale. In 2010, we spent approximately $75.2 million, or approximately 26% of total capital expenditures, in the Giddings Area and currently plan to spend approximately $80 million, or approximately 21% of our total 2011 budgeted capital expenditures, in this area. Following is a discussion of our principal assets in the Giddings Area:

Austin Chalk

We have concentrated our recent drilling activities in the Giddings Area on the Austin Chalk formation, an upper Cretaceous geologic formation in the Gulf Coast region of the United States that stretches across numerous fields in Texas and Louisiana. The Austin Chalk formation is generally encountered at depths of 5,500 to 7,000 feet. Horizontal drilling is the primary technique used in the Austin Chalk formation to enhance productivity by intersecting multiple zones. The existing spacing between some of our wells in this area affords us the opportunity to tap additional oil and gas reserves by drilling new wells between existing wells, a technique referred to as in-fill drilling. These in-fill wells are considered lower risk as compared to exploratory wells. We are currently working two of our drilling rigs in the Giddings Area to drill dual opposed or dual stacked lateral horizontal wells in the Austin Chalk.

Eagle Ford Shale

The Eagle Ford Shale is a formation immediately beneath the Austin Chalk formation. We have drilled four horizontal wells in the Eagle Ford Shale and have attempted to complete these wells using varying completion techniques and fracturing stages. To date, our Eagle Ford Shale results have not met our expectations. None of the completion techniques that we have tried thus far have been effective in unlocking the large volumes of oil that we believe exist in this portion of the Eagle Ford Shale play. We plan to continue searching for a completion technique that will make a multi-well drilling program economically viable.

Deep Bossier

We have an extensive acreage position in the Giddings Area that is also prospective for Deep Bossier sands, which are encountered at depths ranging from 14,000 to 22,000 feet. Exploration for Deep Bossier gas sands in this area involves a high degree of risk. The geological structures are complex, very little subsurface control exists, and wells are expensive to drill. Although seismic data is helpful in identifying possible sand accumulations, the only way to determine whether the Deep Bossier sand will be commercially productive is to drill wells to the targeted structures. In fiscal year 2011, we currently plan to drill the Hamill #1, an exploratory well which is an offset to our previously drilled Big Bill Simpson #1. We believe that the reserve potential from this well justifies the exploration risks despite current price levels of natural gas.

Emerging Play

We are actively acquiring acreage in the emerging Avalon Shale/Bone Springs/Wolfcamp play located in the southern portion of the Delaware Basin, which is located on the western edge of the Permian Basin. Wells in this area are often referred to as Wolfbone wells since they commingle production from the Bone Springs and Wolfcamp formations, which are typically encountered at depths of 8,000 to 13,000 feet. These Permian-aged formations in the Delaware Basin are comprised of limestone and sandstone. We spent approximately $8.9 million for leasing activities in the Wolfbone play during fiscal 2010 and expect to spend approximately $9 million in 2011. To date, we have accumulated approximately 17,000 net acres in this area.

In addition, we are currently negotiating the terms of a farm-in agreement with an industry partner covering approximately 75,000 net acres in the southern portion of the Delaware Basin. The terms of the farm-in agreement have not been finalized and we can make no assurance that a farm-in agreement will be negotiated on terms acceptable to us.